Exhibit 5.1
October 22, 2007
BearingPoint, Inc.
1676 International Drive
McLean, VA 22102

Re:	22,911,117 Shares
of Common Stock, $.01 par value per share
Ladies and Gentlemen:
     I am General Counsel of BearingPoint, Inc. (the “Company”), and am issuing this opinion letter in connection with the filing of the Company’s registration statement on Form S-8 (the “Registration Statement”) to register, under the Securities Act of 1933, as amended (the “Securities Act”), 22,911,117 shares of the Company’s Common Stock, par value of $0.01 per share (the “Shares”), issuable pursuant to the BearingPoint, Inc. Employee Stock Purchase Plan (Amended and Restated Effective as of February 1, 2007) (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.
     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the issuance of the shares under the Plan as I have deemed necessary for the purpose of rendering this opinion.
     Based upon and subject to the foregoing and the further assumptions, limitations, and qualifications hereinafter expressed, it is my opinion that the Shares being registered pursuant to the Registration Statement, when issued and delivered pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable.
     I express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom. The opinion set forth herein is limited to matters governed by the General Corporation Law of the State of Delaware, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal and state securities laws relating to the sale of the Shares.
     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am included within the category of persons whose consent is required by Section 7 of the Securities Act or related rules and regulations promulgated thereunder.
     This opinion is as of the date hereof, and I do not undertake to advise you of matters that might come to my attention subsequent to the date hereof which may affect my legal opinion expressed herein.

Very truly yours,
/s/ Laurent C. Lutz